Exhibit 5.1

December 19, 2019

RiceBran Technologies
1330 Lake Robbins Drive, Suite 230
The Woodlands, TX 77380

Ladies and Gentlemen:

We have acted as counsel to RiceBran Technologies, a California corporation (the “Company”), in connection with preparing and filing with the Securities and Exchange Commission (the “Commission”) a preliminary prospectus supplement dated December 17, 2019 (the “Preliminary Prospectus”) and a final prospectus supplement dated December 17, 2019 (collectively with the Preliminary Prospectus, the “Prospectus Supplement”) to a Registration Statement on Form S-3 (File No. 333-232447), filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the issuance and sale by the Company of up to 6,785,000 shares (the “Shares”) of common stock, no par value (the “Common Stock”), including the Shares issuable upon the exercise of an over-allotment option granted by the Company to the underwriter pursuant to the Purchase Agreement dated December 17, 2019, between the Company and Lake Street Capital Markets, LLC (the “Purchase Agreement”). The Purchase Agreement is being filed as an exhibit to a Current Report on Form 8-K and incorporated by reference into the Registration Statement. This opinion is being rendered in connection with the filing of the Prospectus Supplement with the Commission.

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Purchase Agreement, the Registration Statement and the Prospectus Supplement.

The opinions set forth in this letter are limited solely to the federal laws of the United States of America and the State of California, and we express no opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the Purchase Agreement, the Registration Statement and the Prospectus Supplement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Weintraub Tobin Chediak Coleman Grodin
Weintraub Tobin Chediak Coleman Grodin